Exhibit 10.1

Fairfields Gold S.A. de CV

a Wholly-Owned subsidiary of Focus Gold Mexico Limied

a Wholly-Owned subsidiary of Focus Gold Corporation

(Collectively the “Vendor”)

- and -

●
(the “Purchaser”)

ASSET PURCHASE AGREEMENT

Dated as of the 20th day of December, 2011.

ARTICLE 1 DEFINITIONS		2
1.1	DEFINITIONS	2
1.2	KNOWLEDGE	4
ARTICLE 2 PURCHASE OF ASSETS		4
2.1	PURCHASE AND SALE OF ASSETS	4
2.2	PURCHASE PRICE	4
2.3	PAYMENT OF PURCHASE PRICE	4
ARTICLE 3 REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNITY OF VENDOR		4
3.1	REPRESENTATIONS AND WARRANTIES	4
ARTICLE 4 REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNITY OF PURCHASER		5
4.1	REPRESENTATIONS AND WARRANTIES	5
ARTICLE 5 CLOSING ARRANGEMENTS		5
5.1	CLOSING	5
5.2	VENDOR’S CLOSING DELIVERIES	5
5.3	PURCHASER’S CLOSING DELIVERIES	6
5.4	POSSESSION	6
5.5	APPROVALS, CONSENTS OR WAIVERS	6
ARTICLE 6 PURCHASER’S COVENANT		6
6.1	COVENANT	6
ARTICLE 7 GENERAL		6
7.1	TIME OF ESSENCE	6
7.2	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	7
7.3	ENTIRE AGREEMENT	7
7.4	COUNTERPARTS	7
7.5	SEVERABILITY	7
7.6	FURTHER ASSURANCES	7
7.7	GOVERNING LAW	7
7.8	SUCCESSORS AND ASSIGNS	7
7.9	AMENDMENTS AND WAIVERS	8
7.10	CURRENCY	8

THIS AGREEMENT is made as of the 20th day of December, 2011.

BETWEEN:

Fairfields Gold S.A. de CV
a corporation existing under the laws of Mexico

and

Focus Gold Mexico Limited.
a corporation existing under the laws of Delaware

and

Focus Gold Corporation
a corporation existing under the laws of Nevada

(Collectively the “Vendor”)

- and -

Ing. Jesus Mario López Fabián

(the “Purchaser”)

WHEREAS the Purchaser is unrelated to the Vendor;

AND WHEREAS subject to the terms and conditions contained in this Agreement, the Vendor wishes to sell the Assets (as defined herein) to the Purchaser, and the Purchaser wishes to purchase the Assets from the Vendor;

NOW THEREFORE that in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree with each other as follows:

ARTICLE 1
DEFINITIONS

1.1	Definitions

Where used in this Agreement and in the schedules attached hereto, unless the context or subject matter or context is inconsistent therewith, the following terms and expressions have the meanings set forth below:

“Applicable Law” means any law, rule, statute, regulation, order, judgment, decree, treaty or other requirement having the force of law in Mexico applicable herein.

“Assets” means the rights to take and process the waste stockpiles from historical mining present on the Vendor’s 4 Cilas claims (Cila1, Cila2, Cila3 and Cila4).For the avoidance of doubt Assets does not include any mineral or mining rights on the Cilas claims.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the Country of Mexico.

“Closing” means the completion of the purchase and sale of the Assets, as contemplated by this Agreement.

“Closing Date” means the date on which all conditions precedent have been met or waived by both parties expected to be in less than a week from the date of this Agreement.

“Closing Time” means the time on the Closing Date when the transaction contemplated by this Agreement has been completed.

“Encumbrance” means any lien, mortgage, charge, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property.

“including” means “including without limitation” and “includes” means “includes without limitation”.

“Legal Proceeding” means any litigation, action, application, suit, investigation, hearing, claim, complaint, grievance, civil, administrative, regulatory or criminal, arbitration proceeding or other similar proceeding, before or by any court or other tribunal and includes any appeal or review thereof and any application for leave for appeal or review.

“Liabilities” means, in respect of the Vendor, all costs, expenses, charges, debts, liabilities, claims, demands and obligations, whether primary or secondary, direct or indirect, fixed, contingent, absolute or otherwise, under or in respect of any contract, applicable law, taxes or otherwise, provided however, that “Liabilities” shall specifically exclude the Surviving Debt.

“Party” means a party to the Agreement and any reference to a Party includes its heirs, executors, administrators, successors and assigns; and “Parties” means every Party.

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, firm, sole proprietorship, company, corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator, other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity, however designated or constituted.

“Purchase Price” has the meaning attributed to it in Section 2.2.

1.2	Knowledge

Where any representation, warranty or other statement in this Agreement is expressed to be made by the Vendor to its knowledge or is otherwise expressed to be limited in scope to facts or matters known to the Vendor or of which the Vendor is aware.

ARTICLE 2
PURCHASE OF ASSETS

2.1	Purchase and Sale of Assets

At the Closing Time, on and subject to the terms and conditions of this Agreement, the Vendor shall sell the Assets to the Purchaser, and the Purchaser shall purchase the Assets from the Vendor.

2.2	Purchase Price

The purchase price for the Assets purchased and sold pursuant to this Agreement shall be comprised of (i) US$1,000,000 (the “Purchase Price”).

2.3	Payment of Purchase Price

At the Closing Time, the Purchaser shall satisfy the Purchase Price to the Vendor by wiring US$1 million to the accounts directed in Schedule A attached hereto.

ARTICLE 3
REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNITY OF VENDOR

3.1	Representations and Warranties

The Vendor represents and warrants to the Purchaser as follows, and acknowledges that the Purchaser is relying on such representations and warranties in connection with the purchase by the Purchaser of the Assets:

(a)
Incorporation and Power.  The Vendor is a corporation that is organized and validly existing under the laws of the jurisdiction of its incorporation, and has the corporate power to enter into this Agreement and all other agreements and instruments contemplated by this Agreement and to perform its obligations under this Agreement and such other agreements and instruments.

(b)
Authorization and Enforceability.  This Agreement has been duly authorized, executed and delivered by the Vendor. This Agreement constitutes a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms and conditions subject, however to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(c)	Title to Assets. The Vendor has good and marketable legal and beneficial title to all of the Assets, free and clear of any and all Encumbrances.

(d)	Bankruptcy. The Vendor is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada).

ARTICLE 4
REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNITY OF PURCHASER

4.1	Representations and Warranties

The Purchaser represents and warrants to the Vendor as follows, and acknowledges that the Vendor is relying upon such representations and warranties in connection with the sale of the Assets.

(a)
Incorporation and Power.  The Purchaser is a corporation that is organized and validly existing under the laws of the jurisdiction of its incorporation, and has the corporate power to enter into this Agreement and all other agreements and instruments contemplated by this Agreement and to perform its obligations under this Agreement and such other agreements and instruments.

(b)
Authorization and Enforceability.  This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser in accordance with its terms and conditions, subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(c)	Bankruptcy. The Purchaser is not an insolvent person.

ARTICLE 5
CLOSING ARRANGEMENTS
5.1	Closing

The Closing shall take place at 10:00 a.m. on the Closing Date at the offices of the Vendor’s legal counsel in Mexico City, Mexico, or at such other time, such other date or such other place as may be agreed in writing by the Vendor and the Purchaser.

5.2	Vendor’s Closing Deliveries

At the Closing, the Vendor shall deliver or cause to be delivered to the Purchaser the following documents:

(a)	a General Conveyance in a form acceptable to the Purchaser;

(b)	a certified copy of the resolution of the Board of Directors of the Vendor parent approving the sale of the Assets; and

(c)	a certified copy of the resolution of the Board of Directors of Fairfields approving the sale of the Assets

5.3	Purchaser’s Closing Deliveries

At the Closing, the Purchaser shall deliver or cause to be delivered to the Vendor the following documents:

(a)	Proof of wire directions as outlined in Schedule A;

5.4	Possession

On the Closing Date, the Vendor shall provide access to the Purchaser to the Assets to the Assets.

5.5	Approvals, Consents or Waivers

To the extent not obtained prior to the date hereof, the Parties hereto shall cooperate in good faith and each shall use reasonable efforts to obtain all approvals, consents or waivers in respect of any interest, right or benefit relating to the Assets that is not capable of being transferred without the approval, consent or waiver of any third party or if the transfer of any of the Assets would constitute a breach of any obligation under, or a violation of, any Applicable Law unless the approval, consent or waiver of such third party is obtained.  To the extent any such approval, consent or waiver has not been obtained prior to the Closing Date, the Parties hereto shall cooperate in any reasonable and lawful arrangements which will have the effect of providing the benefit of all such interests, rights or benefits in respect of which any such approval, consent or waiver is required to be obtained to the Purchaser.

ARTICLE 6
PURCHASER’S COVENANT
6.1	Covenant

The Purchaser hereby expressly agrees to cause the Vendor to honour each of its obligations (the “Vendor Obligations”) existing at the Closing Time, including but not limited to, all indemnification agreements entered into by the Vendor with its directors.  For greater certainty, the Purchaser unconditionally agrees to ensure the Vendor has sufficient funds to pay any amounts owing or payable by the Vendor in respect of the Vendor Obligations whether or not such amounts are owing or payable prior to or after the Closing Time.

ARTICLE 7
GENERAL

7.1	Time of Essence

Time shall be of the essence of this Agreement.

7.2	Survival of Representations and Warranties

The representations and warranties contained in this Agreement shall survive the Closing and notwithstanding such Closing, shall continue in full force and effect for the benefit of the Purchaser and Vendor (as applicable) for a period of one year from the date of this Agreement.

7.3	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the sale of the Assets and supersedes all prior agreements, and discussions, whether oral or written, of the Parties.  There are no warranties, representations, covenants or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein.

7.4	Counterparts

This Agreement may be executed in counterparts and such counterparts together shall constitute a single instrument.  Delivery of an executed counterpart of this Agreement by electronic means, including, without limitation, by facsimile transmission or by electronic delivery in portable document format (“.pdf”) or tagged image file format (“.tif”), shall be equally effective as delivery of a manually executed counterpart hereof.  Any party delivering an executed counterpart of this Agreement by electronic means shall also deliver a manually executed counterpart hereof by mail or courier.

7.5	Severability

If any provision of this Agreement is determined by a court to be invalid, illegal or unenforceable, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct and the Parties shall co-operate to give effect to any invalid, illegal or unenforceable provision to the extent permitted by Applicable Law.

7.6	Further Assurances

Each Party shall promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things in connection with this Agreement that the other Party may reasonably require for the purposes of giving effect to this Agreement.

7.7	Governing Law

This Agreement shall be construed, interpreted and enforced in accordance with the laws of Mexico applicable therein.

7.8	Successors and Assigns

All of the terms, conditions and provisions in this Agreement shall be binding upon and shall enure to the benefit of the Parties hereto and their respective successors and permitted assigns, including any successors as a result of amalgamation, change of control or reorganization.  Without the prior written consent of each of the parties hereto, this Agreement shall not be assigned.

7.9	Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on any Party unless consented to in writing by such Party.  No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

7.10	Currency

All references to currency herein are deemed to mean the lawful money of the United States.

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IN WITNESS WHEREOF this Agreement has been executed by the Parties hereto on the date first written above.

Fairfields Gold S.A. de CV
/s/ Eduardo Zayas
Name: Eduardo Zayas
Title: President
I have authority to bind the corporation

Focus Gold Mexico Limited
/s/ Grant White
Name: Grant White
Title: President
I have authority to bind the corporation

Focus Gold Corporation
/s/ Grant White
Name: Grant White
Title: President
I have authority to bind the corporation

By:	/s/ Jesus Mario Lopez Fabian
Name: Ing. Jesus Mario López Fabián